Exhibit 3.1
ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER
OF
KIRKLAND’S, INC.
     Pursuant to the provisions of Section 48-20-102 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Amended and Restated Charter (the “Charter”):
     1. The name of the corporation is: Kirkland’s, Inc.
     2. Section 2. of the Charter is hereby deleted in its entirety and replaced with the following:
          “2. Registered Office and Agent. The Corporation’s registered office is located at 2501 McGavock Pike, Suite 1000, Nashville, Davidson County, TN 37214. The Corporation’s registered agent at that office is Lowell Pugh.”
     3. Section 3. of the Charter is hereby deleted in its entirety and replaced with the following:
          “3. Principal Office. The principal office of the Corporation is located at 2501 McGavock Pike, Suite 1000, Nashville, Davidson County, TN 37214.”
     4. The amendment was duly adopted by the Board of Directors of the corporation on March 23, 2010, without shareholder action as permitted under Section 48-20-102.
     4. These Articles of Amendment will be effective when filed with the Secretary of State.
Dated: April 30, 2010

KIRKLAND’S, INC.
By:	/s/ Lowell Pugh, VP
	Name:	Lowell Pugh
	Title:	VP